Exhibit 3.3

CERTIFICATE OF MERGER

OF

AMERICAN BIOSCIENCE, INC.

INTO

AMERICAN PHARMACEUTICAL PARTNERS, INC.

Under Section 252 of the Delaware General Corporation Law (“DGCL”)

The undersigned American Pharmaceutical Partners, Inc., a Delaware corporation (the “Company”), DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

Name	State of Incorporation

American BioScience, Inc.	California

American Pharmaceutical Partners, Inc.	Delaware

SECOND: That an agreement and plan of merger between the Company and American BioScience, Inc., dated November 27, 2005 (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The Company shall be the surviving corporation of the merger (the “Surviving Corporation”). At the effective time of the merger, the name of the Surviving Corporation will be amended to be Abraxis Bioscience, Inc. as set forth in Article Fourth.

FOURTH: The Amended and Restated Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, with such Amended and Restated Certificate of Incorporation being amended as follows:

(a) Section 1 of the Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

“Section 1

The name of the corporation is Abraxis BioScience, Inc. (the “Corporation”).”

(b) Section 4.1 of the Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

“4.1 The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 356,000,000, consisting of 350,000,000 shares of common stock, $.001 par value per share (“Common Stock”), and 6,000,000 shares of preferred stock $.001 par value per share (“Preferred Stock”).”

FIFTH: The executed Merger Agreement is on file at an office of the Surviving Corporation at 1501 East Woodfield Road, Suite 300 East, Schaumburg, Illinois 60173-5837.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: The authorized capital stock of American BioScience, Inc., the only constituent corporation which is not a Delaware corporation, is 300,000,000 shares of common stock and 32,500,000 shares of preferred stock.

Dated: April 18, 2006

AMERICAN PHARMACEUTICAL PARTNERS, INC.

By:	/s/ Patrick Soon-Shiong
Name:	Patrick Soon-Shiong
Title:	Chief Executive Officer